EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT is dated as of January 12, 2010 (this “Agreement”),

AMONG:

PALO ALTO INVESTORS, LLC, a limited liability company organized under the laws of the State of California, and certain of its affiliates listed on the signature pages hereto (collectively, “Palo Alto”),

AND:

GASTAR EXPLORATION LTD., a corporation amalgamated under the laws of Alberta, Canada (the “Company”).

RECITALS

WHEREAS:

A.           The Company is an oil and gas exploration and production company, the common shares of which are traded on the NYSE Amex;

B.           Palo Alto is an investment advisory firm based in Palo Alto, California which owns or exercises control or direction over 4,674,744 common shares of the Company, representing approximately 9.3% of the Company’s outstanding shares;

C.           The Company and Palo Alto have discussed potential additions to the Board of Directors and other corporate governance issues, including the separation of the Chairman of the Board of Directors position from the Chief Executive Officer position; and

D.           The Company and Palo Alto have determined that it is in their respective best interests to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions.

Capitalized terms shall have the following meanings for purposes of this Agreement (and shall apply equally to both the singular as well as the plural forms):

“2010 Annual Meeting” means the annual general meeting of the Company’s shareholders to be held in 2010, or any adjournment thereof;

“Affiliate” of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

“Board of Directors” means the board of directors of the Company;

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Houston, Texas are required or authorized to be closed;

“Fall-Away Date” shall mean the earlier to occur of:  (i) December 31, 2010; (ii) the date 90 days following the date on which Palo Alto and its Affiliates own Voting Securities that represent, in the aggregate, 5% or less of the Company’s then-outstanding common stock, provided that such ownership has remained at or below 5% for the entire 90-day period; (iii) such date as the Board of Directors publicly announces its intention to solicit a Sale Proposal, or publicly approves or recommends to the Company's stockholders their approval of, or their conveyance of any Voting Securities pursuant to, any Sale Proposal; (iv) such date that the Company has entered into a letter of intent, agreement in principle, definitive agreement, or any similar agreement with any party (other than a customary confidentiality agreement), with respect to a Sale Proposal; or (v) such date that any Person or group shall have acquired or announced its intention to acquire, including by commencement of a tender offer or exchange offer, beneficial ownership of more than 50% of the Voting Securities;

“New Director” means Randy Coley;

“Person” shall mean any individual, partnership (limited or general), joint venture, limited liability company, corporation, association, business entity, trust, business trust, unincorporated organization, government or department or agency of a government;

“Sale Proposal” means (i) any merger, consolidation, amalgamation, arrangement, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, other than any such transaction where the Company is the surviving Person or immediately after such transaction the former shareholders of the Company own a majority of the equity interest of the surviving Person, (ii) the sale or issuance of more than 50% of the capital stock of the Company or its subsidiaries or (iii) the sale of more than 50% of the assets or businesses of the Company and its subsidiaries; and

“Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

2.           Representations and Warranties.

(a)           Palo Alto represents and warrants to the Company that (a) Palo Alto is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Palo Alto and the consummation thereby of the transactions contemplated hereby have been duly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Agreement or any of the transactions contemplated hereby and (c) this Agreement has been duly executed and delivered by Palo Alto and constitutes a valid and binding obligation of it, and is enforceable against it in accordance with its terms.

(b)           The Company represents and warrants to Palo Alto that (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of Alberta, Canada, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company (including approval by its Board of Directors) and (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

3.           Company Actions.

(a)           Election of New Director.  The Company agrees that the Board of Directors will as soon as reasonably practicable, and in no event later than January 15, 2010, take all actions necessary to appoint the New Director to: (i) the Board of Directors and (ii) the Nominating Committee of the Board of Directors.

(b)           Election of Additional New Director.  The Company agrees that the Board of Directors will (i) authorize an increase in the size of the Board of Directors to six directors for election at the 2010 Annual Meeting and (ii) take all actions necessary to cause one new independent director (who shall be selected and nominated by the Nominating Committee of the Board of Directors) to be recommended to the shareholders of the Company for election to the Board of Directors at the 2010 Annual Meeting.

(c)           Separation of the Chairman and CEO Positions. The Company agrees that the Board of Directors and management will as soon as reasonably practicable, and in no event later than January 15, 2010, cause the positions of the Chief Executive Officer and Chairman of the Board of Directors to be held by different individuals and will amend the Company’s by-laws to prohibit any one Person from holding both positions concurrently.

(d)           2010 Annual Meeting.  The Company shall hold the 2010 Annual Meeting no later than June 15, 2010.

4.           Standstill.

Until the Fall-Away Date:

(a)           neither Palo Alto nor any of its Affiliates shall initiate or propose any stockholder proposal or action or make any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date hereof) with respect to the voting of or consenting with respect to, any Voting Securities, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date hereof) in any election contest with respect to the election or removal of any director of the Company or in opposition to the publicly disclosed recommendation of the majority of the directors of the Company with respect to the election of directors of the Company or make any public statement (or take any action which would reasonably be expected to require or result in disclosure publicly of their position) regarding any of the foregoing;

(b)           neither Palo Alto nor any of its Affiliates shall initiate (solicit or knowingly encourage other Persons to initiate), any tender offer or exchange offer for Voting Securities, or any merger, consolidation, amalgamation, arrangement, sale of substantially all the assets or recapitalization, restructuring, liquidation or dissolution involving the Company or any of its subsidiaries;

(c)           neither Palo Alto nor any of its Affiliates shall publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing; or

(d)           neither Palo Alto nor any of its Affiliates shall request the Company (or any of its directors or executive officers), directly or indirectly, to amend or waive any of the provisions of this Agreement (except in a manner that does not require or result in disclosure publicly or to third parties).

5.           Enforcement.  The parties acknowledge and agree that irreparable harm would result if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

6.           Entire Agreement; Waivers.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. The parties expressly disclaim reliance on any information, statements, representations, or warranties regarding the subject matter of this Agreement other than the terms of this Agreement. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided, or shall be effective unless in writing and executed by the party against which enforcement of such waiver is sought.

7.           Amendment or Modification; Severability.  The parties hereto may not amend or modify this Agreement without the written consent of the other party. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

8.           Successors and Assigns.  All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, and each successor shall be deemed to be a party hereto for all purposes hereof.

9.           Headings; Interpretation; Counterparts.  Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”  For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

10.           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including by email), addressed as follows:

If to the Company, to:  Gastar Exploration Ltd., 1331 Lamar Street Suite 1080, Houston, Texas 77010, Attention: Chief Executive Officer, Facsimile No.: (713) 739-0458; with a copy to:  Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760, Attention: T. Mark Kelly, Facsimile No.: (713) 758-2346

If to Palo Alto, to:  Palo Alto Investors, LLC, 470 University Ave., Palo Alto, CA 94301, Attention: David Anderson, Facsimile No.: (650) 325-5028; with a copy to:  Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2800, Commerce Court West, Toronto, Ontario M5L 1A9, Attention: David J. Toswell, Facsimile No.: (416) 863-2653; and O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036, Attention: Paul Scrivano, Facsimile No.: (212) 326-2061

Any notice or other communication so given shall be deemed to have been given and received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the fifth business day following the mailing thereof.

11.           Governing Law.  This Agreement shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta and shall be treated in all respects as an Alberta contract. Each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

12.           Further Assurances.  Each party hereto shall promptly do, execute, deliver or cause to be done, execute and delivered all further acts, documents and things in connection with this Agreement necessary or desirable in order to give full effect to this Agreement and every part hereof.  The Company and Palo Alto shall act in good faith and shall not take any steps or actions that would seek to frustrate this Agreement or the intent hereof.

13.           Disclosure Required by Law.  Nothing in this Agreement shall prohibit Palo Alto or the Company from making any disclosure required under federal securities laws or other applicable laws, including the filing of any documents that such party reasonably determines are required by the Securities and Exchange Commission (the “SEC”); provided, that the content of any document so filed does not violate any of the other terms and conditions of this Agreement unless such content constitutes disclosure required by any securities laws or rules or regulations promulgated from time to time by the SEC.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

PALO ALTO INVESTORS, INC.

By:	/s/ MARK SHAMIA
	Name:	Mark Shamia
	Title:	Chief Operating Officer

PALO ALTO INVESTORS, LLC

By:	/s/ MARK SHAMIA
	Name:	Mark Shamia
	Title:	Chief Operating Officer

PALO ALTO SMALL CAP MASTER FUND, L.P.

By: Palo Alto Investors, LLC, its general partner

By: Palo Alto Investors, its manager

By:	/s/ MARK SHAMIA
	Name:	Mark Shamia
	Title:	Chief Operating Officer

PALO ALTO SMALL CAP FUND, L.P.

By: Palo Alto Investors, LLC, its general partner

By: Palo Alto Investors, its manager

By:	/s/ MARK SHAMIA
	Name:	Mark Shamia
	Title:	Chief Operating Officer

GASTAR EXPLORATION LTD.

By:	/s/ J. RUSSELL PORTER
	Name:	J. Russell Porter
	Title:	President & CEO